EXHIBIT 99.02

             Cellegy Pharmaceuticals Files Supplement to Anogesic(R)
                              New Drug Application

                          - Anogesic NDA Now Complete -

South San Francisco, CA - December 3, 2001 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that it submitted a supplement to its NDA for Anogesic(R) (nitroglycerin ointment) to include data from a recently completed confirmatory Phase III clinical study using Anogesic to treat pain associated with chronic anal fissures. The Anogesic NDA was originally filed in June 2001.

"We have assembled all the data from our second Phase III trial and are pleased to be submitting the NDA supplement one month ahead of schedule," said William
L. Schary, Ph.D., Vice President, Regulatory Affairs and Quality. "We have had an active dialogue with the FDA on the initial NDA and look forward to their feedback on the second Phase III trial."

In August 2001, Cellegy filed for approval of RectogesicTM, a nitroglycerin ointment similar to Anogesic, in the United Kingdom, as the first step in the process to gain regulatory approval of this product in Europe. Rectogesic has been successfully marketed in Australia since 1999.

Cellegy Pharmaceuticals is a specialty pharmaceutical company engaged in the development of prescription drugs and high performance skin care products. In addition to the Anogesic NDA filing for the treatment of anal fissures, Cellegy is also conducting Phase II clinical trials using Anogesic to treat hemorrhoids, a condition which afflicts over 9 million people in the United States alone. The Company also recently announced positive results of a Phase III clinical trial with TostrexTM, a testosterone gel for the treatment of male hypogonadism, and plans to submit an NDA in the first quarter of 2002. The Company has also recently completed an expanded Phase I/II dose ranging trial for TostrelleTM, a transdermal testosterone gel for the treatment of sexual dysfunction in women. Cellegy is also planning clinical trials using nitroglycerin for the treatment of female sexual dysfunction and other potential indications based on intellectual property and certain clinical data developed by Vaxis Therapeutics, a recently acquired Canadian company.

This press release contains forward-looking statements. Many factors could cause actual results to differ materially from expectations outlined herein. The time period required for FDA review of the filing and the outcome of the FDA's review are subject to significant contingencies and uncertainties. Subsequent to its review, there can be no assurances that the FDA will approve the NDA filing for Anogesic or its other products.

                                    - more -
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For More Information:

Phone:    (650) 616-2200
Website:  www.cellegy.com


Contacts:
Richard Juelis (x2210)                      K. Michael Forrest (x2206)
Vice President, Finance & CFO               Chairman, President & CEO

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